EXHIBIT 2.1

ACQUISITION AGREEMENT

OF

TELECOM SOFTWARE ENTERPRISES, LLC

AMONG

EVOLVING SYSTEMS, INC.,
(“BUYER”)

LISA MARIE MAXSON
AND
PETER MCGUIRE
(“SELLERS”)

October 15, 2004

TABLE OF CONTENTS

1.	SALE AND TRANSFER OF INTERESTS; CLOSING
	1.1	Interests
	1.2	Purchase Price
	1.3	Adjustment Amount
	1.4	Deferred Payments

2.	REPRESENTATIONS AND WARRANTIES OF SELLERS
	2.1	Organization and Good Standing
	2.2	Power, Authorization and Validity
	2.3	Capitalization
	2.4	Subsidiaries
	2.5	No Violation of Articles of Organization or Existing Agreements
	2.6	Litigation
	2.7	Company Financial Statements
	2.8	Employee and Labor Matters
	2.9	Taxes
	2.10	Title to Properties; Condition of Equipment and Property
	2.11	Absence of Certain Changes
	2.12	Agreements and Commitments
	2.13	Intellectual Property
	2.14	Compliance with Laws
	2.15	Certain Transactions and Agreements
	2.16	Benefit Plans; ERISA.
	2.17	Books and Records
	2.18	Insurance
	2.19	Environmental, Health and Safety Matters
	2.20	Product and Service Warranties
	2.21	Customers; Backlog; Returns and Complaints
	2.22	Suppliers
	2.23	Inventory
	2.24	Accounts Receivable
	2.25	Restrictions on Business Activities
	2.26	Certain Payments
	2.27	Bank Accounts
	2.28	Other Entities’ Liabilities
	2.29	Debt
	2.30	Company Documents
	2.31	No Brokers
	2.32	Disclosure

3.	REPRESENTATIONS AND WARRANTIES OF BUYER
	3.1	Organization and Good Standing
	3.2	Power, Authorization and Validity

i

	3.3	No Violation of Certificate or Existing Agreements
	3.4	Litigation
	3.5	No Brokers
	3.6	No Restrictions

4.	CLOSING MATTERS
	4.1	The Closing
	4.2	Seller Deliveries
	4.3	Buyer Deliveries

5.	SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES
	5.1	Survival of Representations
	5.2	Agreement to Indemnify

6.	MISCELLANEOUS
	6.1	Governing Law; Dispute Resolution
	6.2	Assignment; Binding Upon Successors and Assigns
	6.3	Severability
	6.4	Counterparts
	6.5	Amendment and Waivers
	6.6	No Waiver
	6.7	Expenses
	6.8	Notices
	6.9	Stamp Duty
	6.10	Construction of Agreement
	6.11	Further Assurances
	6.12	Absence of Third-Party Beneficiary Rights
	6.13	Public Announcement
	6.14	Entire Agreement
	6.15	Sellers Release

Directory of Defined Terms

Section

Accrued Liabilities	1.3
Agreement	Paragraph 1
Balance Sheet Date	2.7(a)
Bookings	1.4(a)(ii)
Buyer	Paragraph 1
Buyer Ancillary Agreements	3.2(a)
Cash Payment	1.2
Claim	2.6
Closing	4.1
Closing Date	4.1
Closing Financial Statements	1.3(a)
Company	Recitals
Company Ancillary Agreements	2.2(a)
Company Disclosure Letter	2
Consulting Agreements	4.1(c)
Contingent Reduction Amount	5.2(l)
Copyrights	2.13(a)(iii)
Damage Cap	5.2(c)
Damages	5.2(a)
Debt	2.29
Disagreement Notice	1.3(a)
Employee Benefit Plan	2.15(a)
Enforceability Exceptions	2.2(c)
Environmental, Health and Safety Requirements	2.19(a)
ERISA	2.15(a)
Escrow Agent	4.1(e)
Escrow Agreement	4.1(e)
Escrow Promissory Note	4.3(c)
Excluded Liabilities	5.2(d)
Financial Statements	2.7(a)
GAAP	1.3
Governmental Body	2.6
Gross Margin	1.4(a)(v)
Incremental Maintenance Fees	1.4(a)(iv)
Indemnified Person or Indemnified Persons	5.2(a)
Intellectual Property	2.13(a)
Interests	Recitals
Knowledge	2.6
L.M. Maxson	Paragraph 1

Section

Legal Requirements	2.14
Listed Intellectual Property	2.13(c)(i)
Long-Term Bookings	1.4(a)(ii)
Marks	2.13(a)(i)
Material Adverse Change	2.5
Material Adverse Effect	2.5
Material Agreements	2.12
Members Ancillary Agreements	2.2(a)
Net Realizable Receivables	1.3
Noncompetition Agreements	4.1(d)
Notice of Claim	5.2(h)
NPAC Deferred Payments	1.4(b)
P. McGuire	Paragraph 1
Patents	2.13(a)(ii)
PASCO	2.31
Permitted Lien	2.10
Person	2.6
Plan	2.15(a)
Promissory Note	4.3(b)
Purchase Price	1.2
Qualifying Revenue	1.4(a)(iii)
Sales Tax	5.2(i)
Sellers	Paragraph 1
Sellers Indemnified Person	5.2(b)
Significant Customer	2.21
Significant Supplier	2.22
Site	2.19(e)
Source Code	2.21
Tax or Taxes	2.9
Tax Return	2.9
Trade Secrets	2.13(a)(v)
Treasury Regulations	2.9
TSE Deferred Payments	1.4(a)
TSE Deferred Payments Period	1.4(a)(i)
TSE Products	1.4(a)(ii)
Unaffiliated Firm	1.3(a)
Working Capital	1.3

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is made as of October 15, 2004, by Evolving Systems, Inc., a Delaware corporation (“Buyer”), Peter McGuire, an individual resident in the State of Colorado (“P. McGuire”), and Lisa Marie Maxson, an individual resident in the State of Colorado (“L.M. Maxson” and, collectively with P. McGuire, “Sellers”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding ownership interests and all options, warrants and other rights to acquire ownership interests (the “Interests”) of Telecom Software Enterprises, LLC, a Colorado limited liability company (referred to herein as “Company” or “TSE”), for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

1.                                      SALE AND TRANSFER OF INTERESTS; CLOSING

1.1           Interests.  Subject to the terms and conditions of this Agreement, Sellers hereby sell and transfer the Interests to Buyer, and Buyer hereby purchases and acquires the Interests from Sellers free and clear of all encumbrances, liens and claims other than restrictions on transfer under federal and state securities laws and as set forth in Part 2.3(a) of the Company Disclosure Letter.

1.2           Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Interests, subject to Section 5.2(l), is $1,500,000 in cash (the “Cash Payment”) plus (a) the Promissory Note and Escrow Promissory Note in an aggregate amount equal to $888,775, (b) the Adjustment Amount (which may be a negative number resulting in a decrease to the Purchase Price) and (c) the Deferred Payments.  The Purchase Price shall be paid and delivered as follows:

(a)           the Cash Payment, Promissory Note and Escrow Promissory Note  shall be delivered and paid in accordance with Section 4.3;

(b)           the Adjustment Amount shall be calculated and paid in cash in accordance with Section 1.3; and

(c)           the Deferred Payments shall be calculated and paid in cash in accordance with Section 1.4.

1.3           Adjustment Amount.  The “Adjustment Amount” (which may be a positive or negative number) will be equal to (a) the Working Capital of Company as of the Closing Date, minus (b) $(111,225).  By way of example, (a) if the Working Capital of Company as of the Closing Date is actually $(111,275), the Adjustment Amount would be $(50.00) and the

Purchase Price would be reduced by $50.00; and (b) if the Working Capital of Company as of the Closing Date is actually $(111,175), the Adjustment Amount would be $50.00 and the Purchase Price would be increased by $50.00.  “Working Capital” for this purpose will be calculated as the sum of all cash, cash equivalents, prepaid expenses, realizable deposits and Net Realizable Receivables of Company, less the sum of all accounts payable, Accrued Liabilities, unearned revenue (e.g. income received but not yet earned), flex spending plan payables, payroll tax payables and Deferred Revenue Costs of Company, each calculated in conformity with generally accepted accounting principles applicable in the United States (“GAAP”).  “Accrued Liabilities” includes all commission expenses payable after Closing for sales with respect to which Company has received total or partial payments prior to Closing, income tax liabilities, royalties, professional and legal fees and other appropriate liabilities of any kind.  By way of clarification and not by way of limitation, the calculation of working capital shall not include any future expenses in connection with Company’s real estate lease or any sales tax.  “Net Realizable Receivables” means all accounts receivable (reduced by applicable allowances for doubtful accounts in accordance with GAAP) less (i) royalty expenses accrued in connection with such accounts receivable, and (ii) actual direct costs typically incurred by Company based upon past practice and experience in the packaging, installation and training of and for the applicable products included in such accounts receivable if such packaging, installation and training was not completed prior to the Closing Date.  “Deferred Revenue Costs” means, for each currently effective maintenance and compliance service contract of Company (the “Effective Contracts”), (i) the actual direct costs typically incurred by Company based upon past practices and experience in providing maintenance and compliance service under contracts such as the Effective Contract during the previous twelve consecutive calendar months (“Typical Costs”), multiplied by (ii) a fraction, the numerator of which is the number months remaining on the term under such Effective Contract (the “Remaining Term”), and the denominator of which is the number of months in the original term (the “Original Term”) of such Effective Contract .  By way of example of the calculation of Deferred Revenue Costs and for illustrative purposes only, assuming the following two Effective Contracts are in place:  (i) a customer (the “First Customer”) with a maintenance service contract with Typical Costs of $60,000 with an Original Term of twelve (12) months and a Remaining Term of four (4) months, and (ii) a customer (“Second Customer”) with a maintenance service contract with Typical Costs of $30,000 with an Original Term of twelve (12) months and a Remaining Term of six (6) months and a compliance service contract with Typical Costs of $50,000 with an Original Term of twelve (12) months and a Remaining Term of six (6) months, the Deferred Revenue Costs for the Effective Contract of the First Customer would total $20,000 ($60,000 multiplied by (4/12)) and the Deferred Revenue Costs for the Effective Contracts of the Second Customer would total $40,000 (($30,000 multiplied by (6/12)) plus ($50,000 multiplied by (6/12)), for a total Deferred Revenue Costs of $60,000.

(a)           Buyer will prepare (or cause to be prepared) financial statements (“Closing Financial Statements”) of Company as of the Closing Date, including a computation of the Working Capital as of the Closing Date.  Buyer will deliver the Closing Financial Statements to Sellers within sixty (60) days after the Closing Date.  The Working Capital calculation shall be deemed accepted and conclusive and binding, unless Sellers shall give written notice to Buyer of the items with which Sellers disagree (“Disagreement Notice”) within twenty (20) days of the actual receipt by Sellers of the Closing Financial Statements (“Disagreement Notice Date”).  The Disagreement Notice shall specify each item disagreed with by Sellers (or Sellers’ calculation thereof) and the dollar amount of the disagreement and specify in reasonable detail the basis for each disagreement.  Buyer and Sellers shall, during the twenty (20) days after receipt by Buyer of the Disagreement Notice, negotiate in good faith to resolve any such disagreements with respect to the Closing Financial Statements and Working Capital calculation.  If at the end of such twenty (20) days, the parties have been unable to resolve their disagreements, such disagreements shall be resolved by Grant Thornton LLP (the “Unaffiliated Firm”).  The Unaffiliated Firm shall (i) resolve the disagreement as to the Closing Financial Statements as promptly as possible after its engagement by the parties, (ii) consider and resolve only those items in the Disagreement Notice which remain unresolved between Buyer and Sellers, and (iii) otherwise employ such procedures as it, in it sole discretion, deems necessary or appropriate under the circumstances.  The Unaffiliated Firm shall submit to the parties a report (the “Unaffiliated Firm Report”) of its review of the items in the Disagreement Notice as promptly as practicable and shall include in the Unaffiliated Firm Report its calculation of the Working Capital, which adjustments shall be no more favorable to Buyer than reflected in the Closing Financial Statements, and no more favorable to Sellers than reflected in the Disagreement Notice.  The date Buyer and Sellers receive the Unaffiliated Firm Report shall be the “Unaffiliated Firm Report Date”.  The calculations so made by the Unaffiliated Firm in the Unaffiliated Firm Report shall be conclusive and binding on, and non-appealable by, the parties hereto.  The fees and disbursements of the Unaffiliated Firm in connection with preparation and delivery of the Unaffiliated Firm Report shall be borne one half by Sellers and one half by Buyer.  Each of Buyer and Sellers shall promptly cooperate in good faith with the Unaffiliated Firm to assist in the Unaffiliated Firm’s preparation of the Unaffiliated Firm Report.

(b)           On the third (3rd) business day following the final determination of the Adjustment Amount (such date to be the Disagreement Notice Date or the Unaffiliated Firm Report Date, as applicable), if the Adjustment Amount is positive, Buyer will pay such positive amount to Sellers (in accordance with their payment instructions), and if the Adjustment Amount is negative, Buyer may reduce the principle amount of the Escrow Promissory Note by such amount and if the Escrow Promissory Note principle amount is not sufficient, then such amount shall be satisfied in accordance with Section 5.2(j).

1.4           Deferred Payments.  The total “Deferred Payments” amount payable (or deemed paid in accordance with Section 5.2(j)) to Sellers in accordance with the terms of this Agreement shall equal the sum of (I) the TSE Deferred Payments; provided, however, in no event shall the TSE Deferred Payments, in the aggregate, exceed $2,500,000; plus (II) the NPAC Deferred Payments; provided, however, in no event shall the NPAC Deferred Payments, in the aggregate, exceed $1,000,000.

(a)           The “TSE Deferred Payments” shall be calculated and paid as follows:

(i)            The TSE Deferred Payments will be paid over a twenty four (24) month period following the Closing (or such lesser time that it takes for Sellers to earn the $2,500,000 maximum TSE Deferred Payments, such period of time, the “TSE Deferred Payments Period”) based upon Bookings.  Payments will be made based upon Gross Margin from Qualifying Revenue as set forth below.

(ii)           “Bookings” shall mean orders which do not contain a clause explicitly allowing cancellation by the customer and which are expected to be recognized as revenue in the subsequent twelve (12) months for orders, licenses or use of, or services rendered in connection with, TSE Products and Incremental Service Fees, signed by a customer and received by Buyer during the TSE Deferred Payments Period.

(iii)          “Long-Term Bookings” shall mean orders which do not contain a clause explicitly allowing cancellation by the customer and which are for orders, licenses or use of, or services rendered in connection with, TSE Products and Incremental Service Fees, signed by a customer and received by Buyer during the TSE Deferred Payments Period, but not expected to be recognized as revenue in the subsequent twelve (12) months thereafter.

(iv)          “Qualifying Revenue” means revenue recognized by Buyer in accordance with GAAP from:

(I)            Bookings (even if payment is received after the TSE Deferred Payments Period), including without limitation, (i) license fees; (ii) professional or other types of services fees (iii) product or other types of use fees or royalties; and (iv) Incremental Service Fees; and

(ii)           Long Term Bookings (even if payment is received after the TSE Deferred Payments Period) including without limitation, (i) license fees; (ii) professional or other types of services fees (iii) product or other types of use fees or royalties; and (iv) Incremental Service Fees.

(v)           “Incremental Service Fees” means fees paid for maintenance or compliance services in excess of $846,548 per calendar year (2005 and 2006); provided, however, that such amount shall be reduced by the Contingent Reduction Amount in the event that the Purchase Price is reduced by the Contingent Reduction Amount in accordance with Section 5.2(l).

(vi)          “Gross Margin” means gross revenue from TSE Products less (i) actual direct costs reasonably incurred in connection with the generation of such gross revenue from installation, the providing of professional and maintenance services and customization of the TSE Products required for customer acceptance of such products, (ii) royalties paid in connection with the generation of such gross revenue, (iii) third-party software costs associated with TSE Products paid in connection the with the generation of such gross revenue, and (iv) actual direct costs which may be classified as research and development expenses (“R&D Expenses”) paid in connection with the generation of such gross revenue.  Gross Margin calculations shall not include deductions for sales commissions or overhead allocations or any integration costs with Buyer’s products and services.  For purposes of calculating the Gross Margin for the TSE Deferred Payments only, R&D Expenses shall only be included up to a maximum amount that would result in a Gross Margin of 50% on applicable TSE Product sales until all such applicable R&D Expenses have been applied.  Additionally, Buyer agrees not to incur more than $100,000 in R&D Expenses on any TSE Product without Sellers’ consent; provided, however, in the event Sellers do not consent, Buyer may still incur in excess of $100,000 in R&D Expenses but only charge up to $100,000 in calculating Gross Margin as described above.  By way of example of the allocation of R&D Expenses and for illustrative purposes only, assuming $110,000 ($10,000 of which Sellers did not consent to) of R&D Expenses are incurred to enhance the TSE Product Verify for a specific application (“Specific Verify Product”) and the Specific Verify Product is then sold to customer one for $80,000.  Assuming there are $20,000 of non-R&D Expenses incurred in connection with such customer, Buyer would then apply $20,000 of R&D Expenses to such customer resulting in a Gross Margin of $40,000 (or 50%).  Assuming there is then a second customer for such Specific Verify Product (or a similar product derived from the Specific Verify Product R&D Expenses) and Buyer sells such product for $200,000 (with only $10,000 of non-R&D Expenses, Buyer would then apply the remaining $80,000 of R&D Expenses to such customer resulting in a Gross Margin of $110,000 (or 55%).

(vii)         “TSE Products” means those products of Company set forth on Schedule 1.4(a) to this Agreement and any derivative products, modifications, or enhancements therefrom.  Sellers have provided Buyer with a schedule of TSE Products, with “List Prices” and “Deal Prices” as described and defined on Schedule 1.4(a).  Buyer and Sellers agree to meet on a quarterly basis during the TSE Deferred Payments Period to make mutually agreeable adjustments to Schedule 1.4(a), as needed based on recent sales activities and market conditions.  Buyer shall have the right to price the TSE Products as required to meet a customer’s needs; provided, however, that if Buyer believes that the price for a TSE Product should be less than 75% of the amount listed as the Deal Price, Buyer will consult with Sellers to review the proposal and if Sellers do not agree with the proposed pricing, for purposes of calculating Gross Margin, the price allocated to the TSE Products shall be not less than 75% of the Deal Price.  If Sellers agree with such proposed pricing, such revised pricing shall be used for purposes of calculating Gross Margin.  Buyer shall diligently use its reasonable efforts at all times to market and sell the TSE Products to its customers at or above the prices set forth on Schedule 1.4(a).

(viii)        Sellers will be paid, in the aggregate, in accordance with their payment instructions, (I) 70% of the Gross Margin on Qualifying Revenue through March 31, 2005; (II) 50% of the Gross Margin on Qualifying Revenue through May 15, 2006; and (III) 30% of the Gross Margin on Qualifying Revenue thereafter, payable quarterly as follows:  (A) for payments due following the close of the first, second and third calendar quarters, within three (3) business days after the date on which Buyer is required to file its Form 10-Q for such quarter with the Securities and Exchange Commission (the “SEC”), or the date on which Buyer actually files such Form 10-Q with the SEC, whichever is earlier; or (B) for payment due following the close of the fourth quarter of 2004 or 2005, payment will be made no later than February 15, 2005 or February 15, 2006, respectively, based upon estimated Gross Margin on Qualifying Revenue (the “Estimate”).  If, upon the filing of Buyer’s Form 10-K with the SEC for the year ended December 31, 2004 or December 31, 2005, respectively, (Y) the actual Gross Margin on Qualifying Revenue for the fourth quarter of 2004 or the fourth quarter of 2005, respectively (the “Fourth Quarter Amount”), is greater than the respective Estimate, within three (3) business days after the date on which Buyer files such Form 10-K, Buyer shall pay the difference between the respective Fourth Quarter Amount and Estimate to Sellers, or (Z) the Fourth Quarter Amount is less than the respective Estimate, the difference between the respective Estimate and Fourth Quarter Amount shall be deducted from the TSE Deferred Payments for the respective first calendar quarter of 2005 or 2006.  With respect to Bookings which occur in the final quarter of the TSE Deferred Payments Period, Buyer will pay Sellers the appropriate payment no later than

February 15, 2007, provided, however, that if Buyer has not yet received payment from a customer for such Bookings, Buyer will pay Sellers the appropriate amount for such customer within three (3) business days of receiving payment from the customer.  With respect to Long Term Bookings for which revenue is recognized after the TSE Deferred Payments Period, Buyer will pay Sellers the appropriate payment within three (3) business days of receiving payment from the customer.  If for any reason Buyer is not required by the SEC to file a Form 10-Q or Form 10-K for a relevant period referenced in this subparagraph (viii), the payment dates set forth in this subparagraph (viii) shall be determined as if Buyer was required by the SEC to make such filings.

(ix)           All TSE Deferred Payments shall be accompanied by a report, certified as being true, complete and correct by the Chief Financial Officer of Buyer, delivered to Sellers setting forth in detail the calculation of the respective TSE Deferred Payments, including without limitation the customers to which licenses and services are sold and the date of sale, along with a listing of the dollar amount sold and the identity and quantity of TSE Products and services sold (an “Deferred Payments Report”).  The Deferred Payments Report shall be deemed accepted and conclusive and binding, unless Sellers shall give written notice to Buyer of the items with which Sellers disagree (“Deferred Payments Disagreement Notice”) within forty five (45) days of the actual receipt by Sellers of the Deferred Payments Report.  The Deferred Payments Disagreement Notice shall specify each item disagreed with by Sellers (or Sellers’ calculation thereof) and the dollar amount of the disagreement and specify in reasonable detail the basis for each disagreement.  Buyer and Sellers shall, during the twenty (20) days after receipt by Buyer of the Deferred Payments Disagreement Notice, negotiate in good faith to resolve any such disagreements with respect to the respective Deferred Payments Report.  If at the end of such twenty (20) days, the parties have been unable to resolve their disagreements, such disagreements shall be resolved by the Unaffiliated Firm.  The Unaffiliated Firm shall (i) resolve the disagreement as to the Deferred Payments Report as promptly as possible after its engagement by the parties, (ii) consider and resolve only those items in the Deferred Payments Disagreement Notice which remain unresolved between Buyer and Sellers, and (iii) otherwise employ such procedures as it, in it sole discretion, deems necessary or appropriate under the circumstances.  The Unaffiliated Firm shall submit to the parties a report of its review of the items in the Deferred Payments Disagreement Notice as promptly as practicable and shall include in such report its calculation of the Booking, Qualifying Revenue and Gross Margin, which adjustments shall be no more favorable to Buyer than reflected in the Deferred Payments Report, and no more favorable to Sellers than reflected in the Deferred Payments Disagreement Notice.  The calculations so made by the Unaffiliated Firm shall be conclusive and binding on, and non-appealable by, the parties hereto.  The fees and disbursements of the Unaffiliated Firm shall be borne one half by Sellers and one half by Buyer.  Each of Buyer and Sellers shall promptly cooperate in good faith with the Unaffiliated Firm to assist in the Unaffiliated Firm’s calculation of Bookings, Qualifying Revenue and Gross Margin.  If the Unaffiliated Firm’s calculation of Bookings, Qualifying Revenue and Gross Margin results in an amount owed to Sellers under the TSE Deferred Payments, Buyer shall pay such amount to Sellers within three (3) business days of the delivery to Buyer and Sellers of such calculation by the Unaffiliated Firm.

(x)            Buyer shall maintain separate records regarding Bookings, Qualifying Revenue and Gross Margin.  At any time during business hours and with reasonable notice to Buyer, Sellers and their representatives and agents shall have the right to inspect the records of Buyer and to discuss such records with Buyer’s employees, each at Buyer’s place of business, as reasonably necessary to calculate, verify and determine Bookings, Qualifying Revenue and Gross Margin.  Buyer shall diligently cooperate in good faith with such inspection by Sellers.

(xi)           Buyer shall diligently use its commercially reasonable efforts at all times to market and sell the TSE Products to its customers, such efforts to be evidenced by regular contact and discussions of TSE Products with potential customers as reasonably appropriate for such potential customers.  In addition, Buyer shall diligently use its commercially reasonable efforts to maximize Qualifying Revenue.  If there is no Qualifying Revenue for a period of nine (9) consecutive months, Buyer will have the option to terminate active selling of the TSE Products.  During the TSE Deferred Payments Period, Buyer shall provide to Sellers all internal sales reports related to the TSE Products.  In addition, Sellers shall have the right to attend and participate in all internal sales meetings and sales strategy sessions of Buyer relating to the TSE Products, to communicate directly with management of Buyer responsible for sales of the TSE Products and to communicate with potential and existing customers with the prior written approval of Buyer’s Vice President of Sales, which approval shall not be unreasonably withheld.

(xii)          Buyer agrees not to sell or otherwise transfer any or all of the ownership interest in or to the TSE Products during the TSE Deferred Payments Period without Sellers’ prior written approval, which approval shall not be unreasonably withheld.  For purposes of this provision, the merger of Buyer with or into another entity or the sale or transfer of the stock of Buyer (or other change of control event) shall not require Sellers’ consent if the resulting or acquiring entity has agreed to assume all obligations of Buyer under this Agreement.

(b)           Buyer intends to license, sell the asset, or provide services related to the Company’s Number Portability Administration Center Service Management System (“NPAC SMS”) Simulator (the “NPAC SMS Simulator”) as a separate transaction from the sale of TSE Products.  This transaction would include the sale of the software used to simulate the NPAC SMS that will be used as-is or modified for providing production NPAC SMS services, or a transaction that would restrict the further use and sale of this software for that purpose.  The parties envision that the transaction may be completed as a single transaction with revenues recognized at the time of the transaction or revenues may be recognized over time as with a revenue sharing agreement or a “right-to-use” sale.  Accordingly, the NPAC Deferred Payments shall be calculated and paid as follows:

(xiii)         Buyer shall pay to Sellers, up to one millions dollars ($1,000,000) in the aggregate, the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins (collectively, the “NPAC Deferred Payments”) as set forth herein for  any sale, license, royalty or use of, or other commercialization of, the NPAC SMS Simulator or any professional and other types services rendered in connection therewith, if such transaction is entered into by Buyer at any time before the end of the calendar year 2011 (the “NPAC Deferred Payments Period”) or if Buyer enters into any letter of intent, agreement or negotiations for such a transaction prior to December 31, 2011 and the closing or effectiveness of such contemplated transaction occurs within six (6) calendar months after the end of the NPAC Deferred Payments

Period. Such payments of the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins shall be made pursuant to the terms hereof even if the date of the actual payment is after the NPAC Deferred Payments Period.

(xiv)        In the event Buyer (i) sells any or all of the ownership interest in or to the NPAC SMS Simulator or (ii) receives a single, lump sum payment for any sale, use license or royalty, or other types of commercialization of the NPAC SMS Simulator (collectively, an “NPAC Product Disposition”), on an “as is” basis (for example, no modifications or additions have been made to the NPAC SMS Simulator), Buyer shall immediately pay to Sellers $1,000,000 in the aggregate in cash, less any amounts previously paid  pursuant to Section 1.4(b)(iii) and Section 1.4(b)(iv) of this Agreement (the “NPAC Disposition Payment”).

(xv)         In the event Buyer sells, allows the use of, licenses, receives royalties on or commercializes the NPAC SMS Simulator in any way on an “as is” basis and where the payments to be received by Buyer for such transaction is to be paid in two or more payments, Sellers will be paid, in the aggregate, eighty percent (80%) of the NPAC Gross Revenues, payable quarterly as set forth below.  “NPAC Gross Revenues” means any and all gross revenue recognized in accordance with GAAP, resulting from, arising out of or associated with any sale, use, license or royalty, or other types of commercialization, of the NPAC SMS Simulator (other than professional or other types of services provided in connection with the NPAC SMS Simulator which shall be treated as described in (iv) below) where the payments to be received by Buyer in connection therewith is to be paid in two or more payments.

(xvi)        In the event Buyer provides professional services or other types of services in connection with the license of the NPAC SMS Simulator and/or sells, allows the use of, licenses, receives royalties on or otherwise commercializes the NPAC SMS Simulator in any way and the NPAC SMS Simulator has been modified by Buyer, or will be modified in connection with such transaction, Sellers will be paid, in the aggregate, eighty percent (80%) of the NPAC Gross Margins, payable quarterly as set forth below.  “NPAC Gross Margins” means any and all gross revenue recognized in accordance with GAAP, from the NPAC SMS Simulator less (i) actual direct costs reasonably incurred in connection with the generation of such gross revenue from installation, the providing of professional and maintenance services and customization of the NPAC SMS Simulator required for customer acceptance, (ii) royalties paid in connection with the generation of such gross revenue, (iii) third party software costs associated with the NPAC SMS Simulator paid in connection with the generation of such gross revenue, and (iv) the actual direct costs which may be classified as R&D Expenses paid in connection with the generation of such gross revenue.  The NPAC Gross Margin calculation shall not include deductions for sales commissions or overhead allocations.

(xvii)       The NPAC Gross Revenue and the NPAC Gross Margins that  are recognized as revenue in any given fiscal quarter shall be payable as follows: (A) for payments due following the close of the first, second and third calendar quarters, within three (3) business days after the date on which Buyer is required to file its Form 10-Q for such quarter with the SEC, or the date on which Buyer actually files such Form 10-Q with the SEC, whichever is earlier; or (B) for payment due following the close of the fourth quarter of any calendar year, payment will be made no later than February 15 of the following calendar year, based upon estimated NPAC Gross Revenues and NPAC Gross Margins (the “NPAC Estimate”).  If, upon the filing of Buyer’s Form 10-K with the SEC for any relevant fiscal year, (Y) the actual NPAC Gross Revenues and NPAC Gross Margins for the fourth quarter of such relevant fiscal year (the “NPAC Fourth Quarter Amount”) is greater than the NPAC Estimate for such relevant fiscal year, within three (3) business days after the date on which Buyer files such Form 10-K, Buyer shall pay the difference between the NPAC Fourth Quarter Amount and the NPAC Estimate to Sellers, or (Z) the NPAC Fourth Quarter Amount is less than the NPAC Estimate, the difference between the NPAC Estimate and the NPAC Fourth Quarter Amount shall be deducted from the NPAC Deferred Payments for the first calendar quarter of the following calendar year.  If for any reason Buyer is not required by the SEC to file a Form 10-Q or Form 10-K for a relevant period referenced in this subparagraph (v), the payment dates set forth in this subparagraph (v) shall be determined as if Buyer was required by the SEC to make such filings.

(xviii)      All NPAC Deferred Payments shall be accompanied by a report, certified as being true, complete and correct by the Chief Financial Officer of Buyer, delivered to Sellers setting forth in detail the calculation of the respective NPAC Deferred Payment, including without limitation the customers to which licenses and services are sold and the date of sale, along with a listing of the dollar amount sold and the identity and quantity of NPAC SMS Simulator and services sold (an “NPAC Deferred Payments Report”).  The NPAC Deferred Payments Report shall be deemed accepted and conclusive and binding, unless Sellers shall give written notice to Buyer of the items with which Sellers disagree (“NPAC Deferred Payments Disagreement Notice”) within forty five (45) days of the actual receipt by Sellers of the NPAC Deferred Payments Report.  The NPAC Deferred Payments Disagreement Notice shall specify each item disagreed with by Sellers (or Sellers’ calculation thereof) and the dollar amount of the disagreement and specify in reasonable detail the basis for each disagreement.  Buyer and Sellers shall, during the twenty (20) days after receipt by Buyer of the NPAC Deferred Payments Disagreement Notice, negotiate in good faith to resolve any such disagreements with respect to the respective NPAC Deferred Payments Report.  If at the end of such twenty (20) days, the parties have been unable to resolve their disagreements, such disagreements shall be resolved by the Unaffiliated Firm.  The Unaffiliated Firm shall (i) resolve the disagreement as to the NPAC Deferred Payments Report as promptly as possible after its engagement by the parties, (ii) consider and resolve only those items in the NPAC Deferred Payments Disagreement Notice which remain unresolved between Buyer and Sellers, and (iii) otherwise employ such procedures as it, in it sole discretion, deems necessary or appropriate under the circumstances.  The Unaffiliated Firm shall submit to the parties a report of its review of the items in the NPAC Deferred Payments Disagreement Notice as promptly as practicable and shall include in such report its calculation of the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins, which adjustments shall be no more favorable to Buyer than reflected in the NPAC Deferred Payments Report, and no more favorable to Sellers than reflected in the NPAC Deferred Payments Disagreement Notice.  The calculations so made by the Unaffiliated Firm shall be conclusive and binding on, and non-appealable by, the parties hereto.  The fees and disbursements of the Unaffiliated Firm shall be borne one half by Sellers and one half by Buyer.  Each of Buyer and Sellers shall promptly cooperate in good faith with the Unaffiliated Firm to assist in the Unaffiliated Firm’s calculation of the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins.  If the Unaffiliated Firm’s calculation of the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins results in an amount owed to Sellers under the NPAC Deferred Payments, Buyer shall pay such amount to Sellers within three (3) business days of the delivery to Buyer and Sellers of such calculation by the Unaffiliated Firm.

(xix)         Buyer shall maintain separate records regarding the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins.  At any time during business hours and with reasonable notice to Buyer, Sellers and their representatives and agents shall have the right to inspect the records of Buyer and to discuss such records with Buyer’s employees, each at Buyer’s place of business, as reasonably necessary to calculate, verify and determine the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins.  Buyer shall diligently cooperate in good faith with such inspection by Sellers.

(xx)          Buyer shall diligently use its commercially reasonable efforts at all times to market and sell the NPAC SMS Simulator to potential customers and buyers, such commercially reasonable efforts to be evidenced by regular contact and discussions of the NPAC SMS Simulator with potential customers and buyers in the same manner as Buyer conducts such sales practices for its other products, taking into account when the market will be ready for these activities.  In addition, Buyer shall diligently use its commercially reasonable efforts to maximize the NPAC Disposition Payment, NPAC Gross Revenues and NPAC Gross Margins.  In addition, during the NPAC Deferred Payments Period Sellers shall have the right to attend and participate in all internal sales meetings and sales strategy sessions of Buyer, and to communicate directly with management of Buyer responsible for sales and to communicate with potential customers with the prior written approval of Buyer’s Vice President of Sales, which approval shall not be unreasonably withheld.

(c)           Set-off of Deferred Payments.  The Deferred Payments are subject to Buyer’s right of set-off set forth in Section 5.2(j).  Any amounts so set-off shall be deemed timely paid to Sellers in calculating the amount of the Deferred Payments made to Sellers.  Subject to Section 5.2(j), in the event that any Deferred Payment becomes due to Sellers in accordance with this Section 1.4 and Buyer has delivered a Notice of Claim in accordance with Section 5.2 prior to such due date, Buyer may withhold such amount so due until such claim is finally determined in accordance with Section 5.  Buyer’s failure to exercise its right of set-off shall not relieve any Seller of such Seller’s indemnification obligations set forth in Section 5.

(d)           Inter-Company Use and Licensing.  Notwithstanding anything contained herein to the contrary any use by, or license to, Buyer or any of its wholly-owned subsidiaries of the TSE Products, NPAC SMS Simulator or any other Company products (the “Company Products”) for internal use and testing purposes (and not for resale or other commercialization purposes or with any rights to sublicense, distribute or make available for use on a service provider basis) shall not be included in the calculations of the Deferred Payments.  Notwithstanding anything contained herein to the contrary, the parties agree that upon payment in full of the Promissory Note and Escrow Promissory Note (or with the prior written consent of Sellers), Buyer shall be authorized to cause Company to transfer, sell and assign the Company Products to Buyer or any of its wholly-owned subsidiaries; provided that any such wholly-owned subsidiary shall have agreed in writing to assume the obligations relating to the Deferred Payments under this Agreement.  No such transfer, sale or assignment from Company to Buyer or any of its wholly-owned subsidiaries shall be included in the calculation of the Deferred Payments (it being understood, however, that the obligations regarding Deferred Payments shall in all other respects remain fully in effect regardless of whether such Company Products are owned by Company, Buyer or any of its wholly-owned subsidiaries).

2.                                      REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller jointly and severally represents and warrants to Buyer that, except as set forth in the letter addressed to Buyer from Sellers and dated as of the date hereof, including all schedules thereto, which has been delivered by Sellers to Buyer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Section 2 is true and correct as of the date of this Agreement.  For all purposes of this Agreement, the statements contained in the Company Disclosure Letter shall also be deemed to be representations and warranties made and given by each Seller under Section 2 of this Agreement.

2.1           Organization and Good Standing.  Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.  Company has the limited liability company power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Except as set forth in Part 2.1 of the Company Disclosure Letter, Company is qualified to do business as a foreign limited liability company in each jurisdiction where it is required by law to be so qualified, except where such failure to qualify would not reasonably be expected to have a Material Adverse Effect on Company.  The operations now being conducted by Company are not now, and have never been, conducted by Company under any other name, excepting certain activities conducted under the name “Obsydian Technologies, LLC”.  Company has terminated all activities relating to Obsydian Technologies, LLC and Obsydian Technologies, LLC has assigned all rights, title and interest relating to the TSE Products to Company.  Company has no, and shall incur no, liabilities relating to Obsydian Technologies, LLC.

2.2           Power, Authorization and Validity.  Company has the limited liability company power and authority to enter into and perform its obligations under this Agreement and all agreements and documents that Company is required to execute pursuant to this Agreement (collectively, the “Company Ancillary Agreements”). The execution and delivery of this Agreement and the Company Ancillary Agreements provided for herein have been duly and validly approved and authorized by all necessary limited liability company action by Company.  Each Seller has the right and legal capacity to enter into and perform such Seller’s respective obligations under this Agreement and all agreements and documents that such Seller is required to execute pursuant to this Agreement (the “Members Ancillary Agreements”).

(a)           No material authorization, consent or approval from a Governmental Body or material filing with any Governmental Body is necessary to enable Company or Sellers to enter into or perform their respective obligations under this Agreement, the Company Ancillary Agreements or the Members Ancillary Agreements.

(b)           This Agreement has been duly executed and delivered by Company and Sellers.  This Agreement is, and the Company Ancillary Agreements when executed and delivered by Company will be, valid and binding obligations of Company enforceable against

Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).  This Agreement is, and the Members Ancillary Agreements when executed and delivered by Sellers will be, valid and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, subject only to the Enforceability Exceptions.

2.3           Capitalization.

(a)           The authorized membership interests of Company are now owned fifty percent (50%) by P. McGuire and fifty percent (50%) by L.M. Maxson.  Sellers have been the only owners of any Interests since Company’s formation.  Except as set forth in Part 2.3(a) of the Company Disclosure Letter, each Seller has good and marketable title to such Seller’s Company Interests free and clear of all encumbrances, liens and claims, other than restrictions on transfer under federal and state securities laws.  Except as set forth in Part 2.3(a) of the Company Disclosure Letter, all issued and outstanding Company Interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right and have been offered, issued, sold and delivered by Company in compliance with all requirements of applicable laws and all requirements sets forth in applicable agreements or instruments.  As of the Closing, the Company’s capital account for each Seller is greater than $1.00.  There is no liability for distributions accrued and unpaid by Company.

(b)           Except as set forth in Part 2.3(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Interests or other equity securities or membership interests or obligating Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized equity appreciation, phantom interests, profit participation or other similar rights with respect to Company.  Except as set forth in Part 2.3(b) of the Company Disclosure Letter, there are no voting trusts, proxies, or other agreements or understandings with respect to the Company Interests.  As a result of the transactions contemplated herein, Buyer will be the sole owner of all Interests.

2.4           Subsidiaries.  Company does not have, and has never had, any subsidiaries or any equity interest, direct or indirect, in, or loans to, any corporation, partnership, joint venture, limited liability company or other business entity.  Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity.

2.5           No Violation of Articles of Organization or Existing Agreements.  Except as set forth in Part 2.5 of the Company Disclosure Letter, Company is not in violation of its articles of organization or operating agreement.  Except as set forth in Part 2.5 of the Company Disclosure Letter, neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions provided for herein, will

(a) conflict with or violate any provision of the articles of organization or operating agreement of Company (b) conflict with or violate or constitute a default under, result in a termination, acceleration or breach of, or provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both) (i) any material instrument, contract, agreement, permit, mortgage, license, letter of intent or commitment (whether verbal or in writing) to which Company is a party or by which Company or any of its assets is bound, or (ii) any judgment, writ, decree, order, statute, rule or regulation applicable to Company or (c) have any Material Adverse Effect upon any rights of Company pursuant to the terms of any such material instruments, contracts, agreements, permits, mortgages, licenses, letters of intent or commitments.  “Material Adverse Change” or “Material Adverse Effect,” when used with reference to any Person or group of related Persons, means any event, change, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

2.6           Litigation.  There is no action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand (collectively, a “Claim”) pending or, to any Seller’s Knowledge, threatened against Company (or against any officer, manager, member, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any Governmental Body (nor, to the Knowledge of any Seller, are there any facts which could lead to such a Claim).  There is no judgment, decree, injunction, rule or order of any Governmental Body outstanding or pending against Company.  There is no basis for any Person to assert a Claim against Company (or Buyer as parent of Company following the Closing) based upon:  (a) ownership or rights to ownership of any Company Interests, (b) any rights as a securities holder of Company, including, without limitation, any option or other right to acquire any Company Interests, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Company and any securities holder or former securities holder in such holder’s capacity as such. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any division, department, agency, bureau, branch, office, commission, council, board, instrumentality, and any court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) governmental or quasi-governmental multi-national organization or body; (e) body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police or taxing authority or power; or (f) official of any of the foregoing.  “Knowledge,” when used with reference to (a) an individual, means the actual knowledge of such individual, or (b) a party to this Agreement that is not an individual, means the collective actual knowledge of the officers, managers and directors of such party.  An individual, officer, manager, member or director shall be deemed for purposes of the preceding sentence to have actual knowledge of any fact, circumstance, event or other matter that (i) is reflected in one or more documents (whether written or electronic, including email) that is or was in the possession of such individual, officer, manager or director, or (ii) in the case of knowledge of such party’s officers, managers and directors, is either (A) reflected in the books and records of such party, or (B) could be obtained from reasonable inquiry of the individuals employed by such party that are charged with administrative or operational responsibility for such matters. “Person” shall mean any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

2.7           Company Financial Statements.

(a)           Company has delivered to Buyer (i) its unaudited balance sheet as of December 31, 2003 and its unaudited income statement and profit and loss statement for the year then ended and (ii) its unaudited balance sheet as of September 30, 2004 (the “Balance Sheet Date”) and its unaudited income statement and profit and loss statement for the nine-month period then ended (collectively, the “Financial Statements”), a copy of each of which is included in Part  2.7(a) of the Company Disclosure Letter.  The Financial Statements (and the interim balance sheet as of September 30, 2004, subject to normal year end adjustments in accordance with GAAP) (i) are in accordance with the books and records of Company, (ii) fairly and accurately represent the financial condition, operating results and cash flows of Company at the respective dates and during the periods specified therein and (iii) are true and correct in all material respects.  Except as set forth in Part 2.7(a) of the Company Disclosure Letter, Company has no debt, liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those set forth in the Financial Statements, (ii) those incurred in the ordinary course of Company’s business, consistent with past practice, that are not material in amount, either individually or collectively, and do not result from any breach of contract, tort or violation of law, provided that if such debt, liability or obligation was incurred before the Balance Sheet Date, it is not required under GAAP to be set forth in the Financial Statements, and (iii) liabilities incurred pursuant to this Agreement or with the prior written consent of Buyer.  Except as set forth in Part 2.7(a) of the Company Disclosure Letter, there has been no change in Company’s accounting policies since inception.

(b)           The Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the respective periods covered by therein.  Each Seller has reviewed the Financial Statements and certifies that the Financial Statements are accurate and complete in all material respects.

(c)           Except as otherwise indicated in the Financial Statements, there were no significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of Company’s most recent evaluation of Company’s internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.  Company’s internal controls are sufficient and accurate for maintaining true and accurate records of Company in all material respects.

(d)           Part 2.7(d) of the Company Disclosure Letter identifies all individuals who are directly responsible for the production of the Financial Statements and the provision of information for the preparation of the same and lists the responsibilities of each of such individuals.

2.8           Employee and Labor Matters.

(a)           Employee Information.  Part 2.8 of the Company Disclosure Letter accurately sets forth, with respect to all current employees of Company:  (i) the name and title of such employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received by such employee from Company with respect to services performed in 2003 and the first nine months of 2004; and (iii) such employee’s annualized compensation as of the date of this Agreement.  Part 2.8 of the Company Disclosure Letter accurately identifies all of the members, managers and officers of Company.

(b)           Employee Agreements, Union Contracts.  Neither Company nor any of Company’s employees is a party to or bound by any union contract, collective bargaining agreement or similar contract.

(c)           Employment at Will.  Except as set forth in Part 2.8 of the Company Disclosure Letter, the employment of the employees of Company is terminable by Company at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by law.

(d)           Termination, Etc.  To any Seller’s Knowledge:  (i) no employee intends to terminate his or her employment; (ii) no employee of Company has received an offer to join or intends to join or create a business that may be competitive with the business of Company or the business of Buyer (including prospective businesses of both Buyer and Company); and (iii) no employee of Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of Company, or (B) the business of Company.

2.9           Taxes.

(a)           As used in this Agreement, “Tax” or “Taxes” means any and all income, gains, franchise, excise, property, sales, use, employment, license, payroll, services, occupation, recording, value added or transfer taxes, governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such Taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax; and “Tax Return” means any tax return, report, estimate, filing or information statement required to be filed in connection with or with respect to any Taxes, including any amendments to previously filed Tax Returns.  Except as set forth in Part 2.9(a) of the Company Disclosure Letter, Company has duly and timely filed all Tax Returns required to be filed by Company.  Except as set forth in Part 2.9(a) of the Company Disclosure Letter, all Tax Returns filed by or with respect to Company are true, accurate, complete and correct in all material respects.  Except as set forth in Part 2.9(a) of the Company Disclosure Letter, Company has paid when due all Taxes due in respect of all periods for which returns are required have been be filed, has made all necessary estimated tax payments, and has no liability for Taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Financial Statements.  Except as set forth in Part 2.9(a) of the Company Disclosure Letter, no deficiencies, assessments or adjustments for any Taxes, or relating to any item that affects Taxes, have been, to any Seller’s Knowledge, threatened, claimed, proposed or assessed against Company, other than such items that have been settled or paid.  Except as set forth in Part 2.9(a) of the Company Disclosure Letter, no Tax Return of Company has ever been audited by the Internal Revenue Service or any other taxing agency or authority, to any Sellers’ Knowledge, no such audit is in progress and Company has not been notified of any request for such an audit or other examination.  Except as set forth in Part 2.9(a) of the Company Disclosure Letter, Company has no current or deferred liabilities for Taxes and will not as a result of the transactions contemplated hereby become liable for any Taxes not adequately reserved against on the Financial Statements.  Company has not executed any currently effective waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.  No assets of Company are subject to any lien for Taxes (other than Taxes not yet due).  Except as set forth in Part 2.9(a) of the Company Disclosure Letter, Company has materially complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Body all amounts required to be so withheld and paid over under all applicable laws and has timely filed all withholding Tax Returns.  No Tax, non-recurring intangible Tax, documentary Tax or other excise Tax (or any comparable Tax) will be payable by Company as a result of the transactions contemplated by this Agreement.  Company is not a party to, and does not owe any amount under, any tax-sharing or allocation agreement.  Company has not been a member of an affiliated group filing a consolidated federal income Tax Return or has no liability for the Taxes of any Person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.  Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Treasury Regulations”), and Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.  Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(b)           Sellers have set forth on Part 2.9(b) of the Company Disclosure Letter a true and accurate description of all prior obligations to collect and remit sales taxes by Company in the states of Alabama, California, Kansas, Missouri, New Jersey, Virginia and Washington, including, without limitation, a true and accurate description of Company’s contact with those states (e.g. number of visits to those states and years in which those visits occurred), the products or services delivered in those states and the dates when such products and/or services were delivered, the medium of delivery and Sellers’ assessment of the type of software (e.g. custom software, “canned” software) delivered.

2.10         Title to Properties; Condition of Equipment and Property.  Except as set forth in Part 2.10 of the Company Disclosure Letter, Company has good and marketable title to or a valid leasehold interest in all of the material assets used in its business or as shown on the balance sheet as of the Balance Sheet Date, free and clear of all liens, encumbrances or claims (other than Permitted Liens).  Such assets are sufficient for the continued operation of the business of Company consistent with current practice.  The term “Permitted Lien” means any mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business, which is not material in amount.  All leases of real or personal property to which Company is a party are currently in effect.  Company owns no real property and has never owned any real property.

2.11         Absence of Certain Changes.  Since the Balance Sheet Date, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date.  Except as set forth in Part 2.11 of the Company Disclosure Letter or as specifically contemplated by this Agreement, since the Balance Sheet Date there has not been with respect to Company any:

(a)           Material Adverse Change;

(b)           contingent liability incurred as guarantor or surety with respect to the obligations of others;

(c)           mortgage, encumbrance or lien placed on any of its properties or granted with respect to any of its assets other than Permitted Liens;

(d)           obligation or liability incurred other than in the ordinary course of business consistent with past practice, or any borrowing of moneys;

(e)           purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the properties or assets of Company other than in the ordinary course of business, consistent with past practice;

(f)            damage, destruction or loss, whether or not covered by insurance, affecting the properties, assets or business of Company;

(g)           declaration, setting aside or payment of any distribution on, or in respect of, the Interests or any split, distribution, combination or recapitalization of the Interests or any direct or indirect redemption, purchase or other acquisition by Company of any Interests;

(h)           labor dispute or Claim of unfair labor practices;

(i)            change of persons in positions as officers or management or supervisory employees of Company;

(j)            any modification of the benefits payable or to become payable to any managers or employees of Company, or any increase in the compensation payable or to become payable to any of Company’s managers or employees of Company, or any bonus payment made to or arrangement made with any of such managers or employees;

(k)           increase in or modification of any bonus, pension, insurance or other employee benefit plan, or benefits payable to, payment or arrangement (including, but not limited to, the granting of options, restricted share awards or share appreciation rights) made to, for or with any of Company’s employees or managers;

(l)            making of any loan, advance or capital contribution to, or investment in, any Person;

(m)          entry into, amendment of, relinquishment, termination or nonrenewal by Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with past practice;

(n)           payment or discharge of a lien or liability, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date or (ii) incurred in the ordinary course of business, consistent with past practice after the Balance Sheet Date;

(o)           obligation or liability incurred by Company to any of its officers, managers or members;

(p)           amendment or change in the articles of organization or operating agreement or other agreements by or among Sellers and Company;

(q)           deferral of the payment of any accounts payable outside the ordinary course of business or any discount, accommodation or other concession in order to accelerate or induce the collection of any receivable;

(r)            acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any interests of Company, or any acceleration or release of any right to repurchase interests of Company upon the member’s termination of employment or services with Company or pursuant to any right of first refusal;

(s)           change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(t)            sale, issuance, grant or authorization of the issuance or grant of: (i) any interests or other equity securities of Company; (ii) any option, call, warrant, obligation, subscription, or other right to acquire any interests or other equity securities of Company; or (iii) any instrument convertible into or exchangeable for any interests or other securities of Company; or

(u)           any agreement or arrangement made by Company to do any of the foregoing.

2.12         Agreements and Commitments.  Except as set forth in Part 2.12 of the Company Disclosure Letter, Company is not a party or subject to any of the following (whether oral or written):

(a)           any contract, commitment, agreement, quotation or purchase order providing for payments by or to Company in an aggregate amount of $10,000 or more;

(b)           any agreement under which Company is licensor of Intellectual Property, or under which Company is licensee of any Intellectual Property of any other Person;

(c)           any agreement by Company to encumber, transfer or sell rights in or with respect to any Intellectual Property;

(d)           any agreement for the sale or lease of real or personal property;

(e)           any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, volume purchase agreement or other agreement for the distribution or sale of Company’s products (other than individual purchase orders in the ordinary course of business consistent with past practice);

(f)            any franchise agreement;

(g)           any equity redemption or purchase agreement;

(h)           any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other Person;

(i)            any instrument evidencing indebtedness for borrowed money or guarantees thereof;

(j)            any contract containing covenants purporting to limit Company’s freedom to compete in any line of business in any geographic area;

(k)           any agreement of indemnification or warranting other than indemnities or warranties in connection with the sale of products and/or services in the ordinary course of business, consistent with past practice;

(l)            any agreement, contract or commitment relating to capital expenditures and which involves future payments in excess of $10,000;

(m)          any agreement, contract or commitment relating to the disposition or acquisition of any assets by Company or any Intellectual Property, which involves payments individually in excess of $5,000 or in the aggregate in excess of $10,000;

(n)           any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any interests other equity securities of Company or any options, warrants or other rights to purchase or otherwise acquire any interests or other equity securities or options, warrants or other rights therefor;

(o)           any contract providing for development of technology for Company;

(p)           any contract or agreement for the employment of any officer, employee or consultant of Company or any other type of contract, agreement or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or liability;

(q)           any contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less;

(r)            any contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any products or services.

(s)           any contract with or commitment to any labor union; or

(t)            any other oral or written agreement, obligation or commitment that is material to Company, its financial condition, business or, to Seller’s Knowledge, to Company’s prospects as currently contemplated.

All of the foregoing agreements, contracts, obligations and commitments listed in Part 2.12 of the Company Disclosure Letter (collectively, the “Material Agreements”) are valid and in full force and effect.  Except as set forth in Part 2.12 of the Company Disclosure Letter, neither Company nor, to the Knowledge of any Seller, any other party is in breach of or default under any material term of any Material Agreement, nor will Company or, to any Seller’s Knowledge, any other party be in breach of or default under any such term after giving effect to the transactions contemplated hereby.  To the Knowledge of any Seller, no party to any such Material Agreement intends to cancel, withdraw, modify or amend such Material Agreement.  A true and complete copy of each Material Agreement and all amendments and schedules thereto has been delivered to Buyer.

Except as set forth in Part 2.12 of the Company Disclosure Letter, Company is not a party to any Material Agreement or any other agreement, contract or instrument with any customer, supplier, landlord or labor union or association that (i) provides for the reduction of prices charged by Company to any Significant Customer for its products or services other than price reductions that are proportionate to reductions in the related costs (including, without limitation, any “most favored customer” provisions); or (ii) provides for any increases in the prices to be paid by Company to any Significant Supplier for any products or services, other than provisions that are in the ordinary course of Company’s businesses and are consistent with industry practice.

2.13         Intellectual Property.

(a)           Intellectual Property.  The term “Intellectual Property” means any of the following described property that is owned or licensed (as licensor or licensee) by Company or used by Company (other than standard “shrink wrap” or “click wrap” software licenses or other commercially available software):

(i)            Company’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)           all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)          all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)          all rights in mask works;

(v)           all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi)          all rights in internet domain names presently and recently used by Company (collectively “Net Names”).

(b)           Contract Rights.  Part 2.13(b) of the Company Disclosure Letter contains a complete and accurate list, including any royalties paid or received by Company (excluding any license fees related to Company’s software products incurred in the ordinary course of business) and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Intellectual Property.  There are no outstanding and, to any Seller’s Knowledge, no threatened disputes or disagreements with respect to any such contract.  Except as set forth in Part 2.13(b) of the Company Disclosure Letter, none of Company’s agreements with its customers confers upon any customer or any third party any ownership right with respect to any Intellectual Property of Company.

(c)           Adequacy of Intellectual Property.

(i)            Except for off the shelf retail software and as set forth in Part 2.13(c)(i) of the Company Disclosure Letter, the Intellectual Property listed in Part 2.13 of the Company Disclosure Letter (the “Listed Intellectual Property”) includes all intellectual property necessary for the operation of Company’s business as it is currently conducted.  Company is the owner or licensee of all right, title and interest in and to the Listed Intellectual Property, free and clear of all encumbrances (subject to the rights of licensors), and has the right to use without payment to a third party all of the Listed Intellectual Property, other than as disclosed in Part 2.13(c) of the Company Disclosure Letter.

(ii)           All former and current employees or contractors of Company have executed written contracts with Company that assign to Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company.

(d)           Patents.  Company has no Patents.

(e)           Marks.  With respect to Marks:

(i)            Part 2.13(e) of the Company Disclosure Letter contains a complete and accurate list and summary description of all Marks.

(ii)           To any Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(iii)          To any Seller’s Knowledge, no Mark is infringed or has been challenged or threatened in any way.  None of the Marks used by Company infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f)            Copyrights.  With respect to Copyrights:

(i)            Part 2.13(f) of the Company Disclosure Letter contains a complete and accurate list and summary description of all Copyrights.

(ii)           To any Seller’s Knowledge, no Copyright is infringed or has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based upon the work of any other Person.

(g)           Trade Secrets.  With respect to each Trade Secret:

(i)            Company has adequate user manuals and documentation relating to the current use of TSE Products and reasonable technical documentation regarding the TSE Products.

(ii)           Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Company’s standard form, and all current and former employees and contractors of Company have executed such an agreement).

(iii)          Company has good title to and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature and, to any Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Company) or to the detriment of Company.  To any Seller’s Knowledge, no Trade Secret is subject to any adverse Claim (evidenced in writing) or, to any Seller’s Knowledge, has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h)           Net Names.  With respect to Net Names used by Company:

(i)            Part 2.13(h) of the Company Disclosure Letter contains a complete and accurate list and summary description of all Net Names.

(ii)           All Net Names have been registered in the name of Company and are in compliance with all formal Legal Requirements.

(iii)          No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to any Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv)          To any Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v)           To any Seller’s Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way.  No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

2.14         Compliance with Laws.  Except as set forth in Part 2.14 of the Company Disclosure Letter, Company has materially complied and will be as of the Closing Date in material compliance with all federal, state, local, municipal, foreign or other constitution, law, ordinance, principle of common law, code, regulation or statute (collectively “Legal Requirements”) applicable to Company or its assets, properties and business.  Company has received all material permits and approvals from, and has made all material filings with, third parties, including any Governmental Body, that are necessary to the conduct of its business as presently conducted, and there currently exists no default under or violation of any such permit or approval.

2.15         Certain Transactions and Agreements.  Except as set forth in Part 2.15 of the Company Disclosure Letter, no officer, manager or member of Company, or any member of any officer’s, manager’s or member’s immediate family, (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Company or Buyer (except with respect to any interest in less than one percent (1%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any material contract or informal arrangement with Company, except for (i) this Agreement, the Company Ancillary Agreements and the Member Ancillary Agreements and (ii) compensation for services, or reimbursement of expenses in connection with performance of services, as an officer, manager or employee of Company, (c) has any interest in any property, real or personal, tangible or intangible, used in the business of Company, or (d) has had, either directly or indirectly, a material interest in:  any Person which purchases from or sells, licenses or furnishes to Company any goods, property, technology or intellectual or other property rights or services.

2.16         Benefit Plans; ERISA.

(a)           Plans.  Part 2.16 of the Company Disclosure Letter identifies and provides an accurate and complete description of each Employee Benefit Plan of Company and the fringe and other benefits provided by Company.  Company has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any liability with respect to any Employee Benefit Plan, except for the Plans, and Company has never provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 2.16 of the Company Disclosure Letter. “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”).  “Plan” shall mean all Employee Benefit Plans and fringe and other benefits set forth in Part 2.16 of the Company Disclosure Letter.

(b)           No Plan.  No Plan (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation (as described in ERISA); (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.  There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with Company as a single employer within the meaning of Section 414 of the Code.

(c)           Copies.  Company has made available to Buyer, with respect to each Plan:  (i) an accurate and complete copy of such Plan and all amendments; (ii) an accurate and complete copy of each contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or record-keeping agreement) relating to such Plan; (iii) an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of Company with respect to such Plan; (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Body with respect to such Plan; and (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by Company from, any Governmental Body with respect to such Plan.

(d)           Compliance.  Each Plan is being and has at all times been operated and administered in compliance, in all material respects, with the provisions thereof.  Each contribution or other payment that is required to have been accrued or made under or with respect to any Plan has been duly accrued and made on a timely basis.  Each Plan has at all times complied and been operated and administered in compliance, in all material respects, with all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements.  Company has never incurred any liability to the Internal Revenue Service or any other Governmental Body with respect to any Plan, and, to any Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise directly or indirectly to any such liability.  Neither Company nor, to any Seller’s Knowledge, any Person that is or was an administrator or fiduciary of any Plan (or that acts or has acted as an agent of Company or any such administrator or fiduciary) has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject Company to any liability for breach of any fiduciary duty or any other duty.  No Plan, and, to any Seller’s Knowledge, no Person that is or was an administrator or fiduciary of any Plan (or that acts or has acted as an agent of any such administrator or fiduciary): (i) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA; (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or (iii) has taken any action that (A) may subject such Plan or such Person to any Tax, penalty or liability relating to any “prohibited transaction,” which is not exempt within the meaning of Section 408 of ERISA or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any Claim under, on behalf of or with respect to such Plan.

(e)           No Misrepresentations.  No materially inaccurate or misleading representation, statement or other communication has been made or directed by or on behalf of Company (in writing or otherwise) to any current or former employee of Company (i) with respect to such employee’s participation, eligibility for benefits, vesting, benefit accrual or coverage under any Plan or with respect to any other matter relating to any Plan, or (ii) with respect to any proposal or intention on the part of Company to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature; provided, however, the representation made in this Section 2.16(e) shall not apply to representations, statements or other communications made by Buyer or by or on behalf of Company based on information provided to Company by Buyer relating to Plans or Employee Benefits Plans for periods commencing on or after the Effective Date.

(f)            Termination of 401(k) Plan.  Company’s 401(k) plan has been terminated.

(g)           Additional Benefits.  Company has not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan other than the Plans or to provide or make available any fringe benefit or other benefit of any nature in the future other than those set forth in Part 2.16 of the Company Disclosure Letter.

2.17         Books and Records.  The books, records and accounts of Company (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Company, and (d) accurately and fairly reflect the basis for the Financial Statements.  Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of true, complete and accurate financial statements in all material respects and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.18         Insurance.  Part 2.18 of the Company Disclosure Letter sets forth all Claims in excess of $2,500 made under Company’s insurance policies since its inception and Company has maintained since inception, and now maintains, policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of Company, including without limitation all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance.  There is no Claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and Company is otherwise in material compliance with the terms of such policies and bonds and all such policies are in full force and effect.  No Seller has Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  All policies of insurance now held by Company are set forth in Part 2.18 of the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible, and the applicable provisions, as of the date of the Agreement.

2.19         Environmental, Health and Safety Matters.                 (a)               Company and its predecessors and affiliates have materially complied and are in material compliance with all Environmental, Health, and Safety Requirements. “Environmental, Health and Safety Requirements” means all Legal Requirements and judicial and administrative orders and determinations and all contractual obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

(b)           Company and its predecessors and affiliates have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(c)           To any Seller’s Knowledge, none of the following exists at any Site:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(d)           Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements.

(e)           To any Seller’s Knowledge, no Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. §  6901 et. seq., is or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., or any similar state list of sites requiring investigation or cleanup.  The term “Site” means any of the real properties currently or previously owned, leased, used or operated by Company, any predecessors of Company or any entities previously owned by Company, including all soil, subsoil, surface waters and groundwaters thereat.

2.20         Product and Service Warranties.  Each of the products sold, distributed or delivered by Company has been in material conformity with all applicable contractual commitments and all applicable express and applicable implied service and product warranties.  Except as disclosed on Part 2.20 of the Company Disclosure Letter, (a) there are no existing or, to the Knowledge of any Seller, threatened Claims against Sellers or Company for services or merchandise which are defective or fail to meet any express or implied service or product warranties, or, to any Seller’s Knowledge, any facts which, if discovered by a third party, would support such a Claim; and (b) no Claim has been asserted against Sellers or Company for renegotiation or price redetermination with respect to any transaction, and, to any Seller’s Knowledge, there are no facts upon which any such Claim could be based.  Since inception, Company has not experienced any product or service warranty claims that have had a detrimental economic effect on Company in excess of $5,000.

2.21         Customers; Backlog; Returns and Complaints.  Company has no outstanding disputes concerning its goods and/or services with any customer who, in the year ended December 31, 2003, or the nine months ended September 30, 2004, was one of the ten (10) largest sources of revenues for Company, based on amounts paid (a “Significant Customer”) and no Seller has Knowledge of any dissatisfaction with any TSE Products on the part of any Significant Customer of Company.  Except as set forth in Part 2.21 of the Company Disclosure Letter, Company has not received any information from any current Significant Customer that the customer will not continue as a customer of Company after the Closing or that any such customer intends to terminate or materially modify existing contracts or arrangements with

Company.  Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Company.  Except as set forth in Part 2.21 of the Company Disclosure Letter, Company is not currently obligated and shall not become obligated as a result of any understanding or agreement with any third party, whether written or oral, to (i) place the source code, object code or developmental tools of any of Company’s Intellectual Property (collectively, the “Source Code”) into escrow, (ii) release the Source Code from any escrow to any third party, or (iii) otherwise deliver, assign, transfer or convey the Source Code to any third party, in each case as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, including, without limitation, as a result of, or in connection with, any assignment or conveyance of any contract or agreement to Buyer hereunder.

2.22         Suppliers.  Company has no outstanding material disputes concerning goods or services provided by any supplier who, in the year ended December 31, 2003, or the nine months ended September 30, 2004, was one of the ten (10) largest suppliers of goods and services to Company, based on amounts paid (“Significant Supplier”).  Company has not received any written notice of a termination or interruption of any existing contracts or arrangements with any Significant Supplier.

2.23         Inventory.  Company has no inventory.

2.24         Accounts Receivable.  The accounts receivable of Company shown on the balance sheet of Company on the Balance Sheet Date arose in the ordinary course of business consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the balance sheet of Company on the Balance Sheet Date.  Allowances for doubtful accounts and warranty returns are adequate for expected payment defaults based on past practice and collection experience.  The receivables of Company arising after the Balance Sheet Date and prior to the Closing Date arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less reasonable allowances for doubtful accounts and warranty returns based upon past practice of Company.  None of the receivables of Company is subject to any material Claim of offset, recoupment, setoff or counter-claim and no Seller has Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such material Claim.  Except as set forth in Part 2.24 of the Company Disclosure Letter, no Person has any lien on any of such receivables (except Permitted Liens).  Part 2.24 of the Company Disclosure Letter sets forth an aging of accounts receivable of Company as of September 30, 2004 in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty Claims.  Part 2.24 of the Company Disclosure Letter sets forth such amounts of accounts receivable which are subject to asserted warranty Claims by customers and reasonably detailed information regarding asserted warranty Claims made within the last year, including the type and amounts of such Claims.

2.25         Restrictions on Business Activities.  There is no material agreement, judgment, injunction, order or decree binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Company, any acquisition of property by Company or the conduct of business of Company as currently conducted.

2.26         Certain Payments.  Since inception, neither Company nor, to any Seller’s Knowledge, any member, officer or manager thereof, has offered, paid, promised to pay, or authorized payment of, or given any money, gift or anything of value to (a) any governmental official or employee, (b) political party or candidate thereof, or (c) any Person while knowing that all or a portion of such money or thing of value will be given or offered to any governmental official or employee or political party or candidate thereof with the purpose of influencing any act or decision of the recipient in his or her official capacity or to induce the recipient to use his or her influence to affect an act or decision of a government official or employee.

2.27         Bank Accounts.  Part 2.27 of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.28         Other Entities’ Liabilities.  Except as specifically set forth in the Financial Statements, Company has no debts, liabilities or obligations, contingent or otherwise, with respect to the operations, transactions, debts, liabilities or obligations of any other entity.

2.29         Debt.  Part 2.29 of the Company Disclosure Letter accurately lists all of Company’s indebtedness for money borrowed (“Debt”), including, for each item of Debt, the interest rate, maturity date and any assets securing such Debt.  All Debt may be prepaid at the Closing without penalty under the terms of agreements governing the Debt.

2.30         Company Documents.  Except as set forth in Part 2.30 of the Company Disclosure Letter, Company has provided to Buyer complete and correct copies of all documents identified in the Company Disclosure Letter and each of the following:  (a) copies of its articles of organization and operating agreement as currently in effect; and (b) all material permits, orders and consents issued by any regulatory agency with respect to Company, or any securities of Company, and all applications for such permits, orders and consents.

2.31         No Brokers.  Except for payments to PASCO Business Trust (d/b/a Peter A. Sokoloff & Co.) (“PASCO”), neither Company nor any Seller is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with any other transaction contemplated by this Agreement and neither Buyer nor Company will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement.

2.32         Disclosure.  This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Company and Sellers to Buyer under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that each of the representations, warranties and statements contained in the following sections of this Section 3 is true and correct as of the date of this Agreement.

3.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business in each jurisdiction in which such qualification is required.

3.2           Power, Authorization and Validity.

(a)           Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, the Promissory Note and the Escrow Promissory Note and all other agreements and documents to which Buyer is or will be a party that are required to be executed pursuant to this Agreement (the “Buyer Ancillary Agreements”).  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer.

(b)           No filing, authorization, consent or approval from a Governmental Body is necessary to enable Buyer to enter into, and to perform its obligations under, this Agreement or the Buyer Ancillary Agreements except for such post-closing filings as may be required to comply with federal and state securities laws and the listing requirements of The Nasdaq Stock Market.

(c)           This Agreement has been duly executed and delivered by Buyer.  This Agreement is, and the Buyer Ancillary Agreements when executed and delivered by Company will be, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject only to the Enforceability Exceptions.

3.3           No Violation of Certificate or Existing Agreements.  Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Buyer, or (b) conflict with or violate or constitute a default under, result in a termination, acceleration or breach of, or provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both) (i) any material instrument, contract, agreement, permit, mortgage, license, letter of intent or commitment (whether verbal or in writing) to which Buyer is a party or by which Buyer or any of its assets is bound, or (ii) any judgment, writ, decree, order, statute, rule or regulation applicable to Buyer or its assets or properties.

3.4           Litigation.  There is no action, Claim, proceeding or investigation pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries before any Governmental Body that, if determined adversely to Buyer or any of its subsidiaries, may reasonably be expected to restrict or impede Buyer’s ability to market and sell the TSE Products or the NPAC SMS Simulator.

3.5           No Brokers.  Buyer is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transaction contemplated by this Agreement and Company and Sellers will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement.

3.6           No Restrictions.  There is no material judgment, injunction, order or decree binding upon Buyer which restricts or impedes or could reasonably be expected to restrict or impede Buyer’s ability to market and sell the TSE Products or the NPAC SMS Simulator.  Buyer is not under any contract, agreement, arrangement or any other restriction or obligation which would restrict or impede Buyer’s ability to market and sell the TSE Products or the NPAC SMS Simulator.  No customer has notified Buyer that Buyer is in breach or default under such customer’s contract with Buyer and Buyer has no Knowledge of any customer who is threatening to do so.

4.                                      CLOSING MATTERS

4.1           The Closing.  The purchase and sale (the “Closing”) provided for in this Agreement shall occur as of the date of this Agreement and be effective as of 12:01 a.m. on the date hereof (the “Closing Date”).

4.2           Seller Deliveries.  On the date hereof, Sellers have caused the following conditions to the Closing to be satisfied:

(a)           Interest Certificates.  Each Seller shall have delivered certificates representing the Interests, duly endorsed (or accompanied by duly executed transfer powers), for transfer to Buyer.

(b)           PASCO Release.  PASCO shall have delivered a release, reasonably satisfactory to Buyer, releasing Company and Buyer from any and all claims for compensation (or otherwise) in connection with the transactions contemplated herein or for services rendered (or expenses or fees incurred) prior to the date hereof.

(c)           Consulting Agreement.  Each Seller shall have delivered the consulting agreements attached hereto as Exhibit A, executed by Sellers (collectively, “Consulting Agreements”).

(d)           Noncompetition Agreement.  Each Seller shall have delivered the noncompetition agreements (together with the applicable Proprietary Agreement) attached hereto as Exhibit B, executed by Sellers (collectively, the “Noncompetition Agreements”).

(e)           Escrow Agreement.  Sellers shall have delivered the escrow agreement attached hereto as Exhibit C, executed by Sellers (the “Escrow Agreement”) with Wells Fargo, as escrow agent (the “Escrow Agent”).

(f)            Managers and Officers.  The managers and officers of Company in office immediately prior to the Closing will have resigned in writing as managers and officers of Company effective as of the Closing.

(g)           Third Party Consents; Estoppel Certificates.  Buyer shall have been furnished with evidence satisfactory to it that Company has obtained all consents, estoppel certificates, waivers, approvals, and assignments required in connection with this Agreement from SBC Communications, Inc.

(h)           Termination of 401(k) Plan.  Buyer shall have received from Company evidence that Company’s 401(k) plan has been terminated (the form and substance of which shall have been subject to review and approval of Buyer), effective prior to the Closing.

(i)            Certificate of Members of Company.  Buyer shall have received a certificate, validly executed by the members of Company, certifying as to (i) the terms and effectiveness of the articles of organization and the operating agreement of Company, and (ii) the valid adoption of resolutions of the members of Company approving this Agreement and the consummation of the transactions contemplated hereby.

(j)            Certificate of Good Standing.  Buyer shall have received a certificate of good standing of Company from the Secretary of State of the State of Colorado.

(k)           FIRPTA Affidavit.  Buyer shall have received an affidavit executed by a duly authorized officer of Company stating Company’s United States taxpayer identification number and that Company is not a foreign person pursuant to Section 1445(b)(2) of the Code.

4.3           Buyer Deliveries. On the date hereof, Buyer has caused the following conditions to the Closing to be satisfied:

(a)           Cash Payment.  Sellers shall have received the following amounts by wire transfer to accounts specified by P. McGuire and L.M. Maxson, respectively:  $750,000 to P. McGuire and $750,000 to L.M. Maxson in accordance with the Sellers’ payment instructions.

(b)           Promissory Note.  Sellers shall have delivered the Promissory Note attached hereto as Exhibit D (the “Promissory Note”) executed by Buyer and payable to the order of P. McGuire and L.M. Maxson in an aggregate amount equal to $638,775.

(c)           Escrow Delivery.  Buyer shall have delivered the Escrow Promissory Note attached hereto as Exhibit E (the “Escrow Promissory Note”) to the Escrow Agent.  Such Escrow Promissory Note shall have been executed by Buyer and payable to the order of P. McGuire and L.M. Maxson in an aggregate amount equal to $250,000.

(d)           Consulting Agreement.  Buyer shall have delivered the Consulting Agreements, executed by Buyer.

(e)           Escrow Agreement.  Buyer shall have delivered the Escrow Agreements, executed by Buyer and Escrow Agent.

(f)            Certificate of Good Standing.  Sellers shall have received a certificate of good standing of Buyer (or received an oral confirmation thereof) from the Secretary of State of the State of Delaware.

(g)           Smaling Documentation.  Buyer shall have provided Sellers appropriate documentation requested by Sellers to maintain the immigration status of Chris Smaling as an employee of Buyer.

(h)           Certificate of secretary of Company.  Sellers shall have received a certificate, validly executed by the Secretary of Buyer, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Buyer, and (ii) the valid adoption of resolutions of the Board of Directors of Buyer approving this Agreement, the Promissory Note, the Escrow Promissory Note and the other Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby.

5.                                      SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

5.1           Survival of Representations.

(a)           All representations and warranties of Company and Sellers contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of the parties to this Agreement, and shall survive for a period of 2 years from and after the date hereof except that:

(i)            the representations and warranties of in Sections 2.1, 2.2, 2.3 and 2.31 shall survive without limitation; and

(ii)           the representations and warranties of Company and Sellers in Sections 2.9, 2.16 and 2.19 shall survive for a period equal to the relevant statute of limitations.

(b)           All representations and warranties of Buyer contained in Section 3 of this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of the parties to this Agreement, and shall survive for a period of 2 years from and after the date hereof except that the representations and warranties in Sections 3.1 and 3.2 shall survive without limitation.

5.2           Agreement to Indemnify.

(a)           Indemnification by Sellers. Subject to the limitations set forth in this Section 5.2, Sellers will jointly and severally indemnify and hold harmless Buyer and its respective officers, directors, agents and employees, and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act (hereinafter in this Section 5.2 referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all Claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, “Damages”) directly or indirectly caused by or arising out of  the following:

(i)            any breach of any of the representations or warranties made by Company or Sellers in this Agreement or any of the Company Ancillary Agreements or Members Ancillary Agreements;

(ii)           any breach of any covenant or obligation of Company (prior to Closing) or Sellers contained in this Agreement or any of the Company Ancillary Agreements or Members Ancillary Agreements;

(iii)          any Excluded Liability; and

(iv)          any and all Claims arising out of, resulting from or pertaining to any of the foregoing (including any proceeding commenced by any Indemnified Person for the purpose of enforcing any of its rights under this Section 5).

(b)           Indemnification by Buyer and Company. Buyer and Company will indemnify and hold harmless Sellers and their representatives, spouses, heirs and assigns (hereinafter in this Section 5.2 referred to individually as a “Sellers Indemnified Persons”) from and against any and all Damages directly or indirectly caused by or arising out of the following:

(i)            any breach of any of the representations or warranties made by Buyer in this Agreement or any of the Buyer Ancillary Agreements;

(ii)           any breach of any covenant or obligation of Buyer contained in this Agreement or any of the Buyer Ancillary Agreements;

(iii)          any Excluded Liability; and

(iv)          any and all Claims arising out of, resulting from or pertaining to any of the foregoing (including any proceeding commenced by any Seller Indemnified Person for the purpose of enforcing any of its rights under this Section 5).

(c)           Limitations.           No party hereto shall be required to make any indemnification payment pursuant to Section 5.2 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Persons, or Seller Indemnified Persons, as applicable, or to which any one or more of the Indemnified Persons, or Seller Indemnified Persons, as applicable, has or have otherwise become subject, exceeds fifty thousand dollars ($50,000), inclusive of legal fees (the “Basket”).  If the total amount of such Damages exceeds the Basket, the Indemnified Persons, or Seller Indemnified Persons, as applicable, shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages from the first dollar thereof.  The maximum liability of any party hereto for any and all Claims for indemnification made pursuant to this Agreement (except as set forth below) shall be limited to 50% of the Purchase Price that has actually been paid to and received by (or deemed to have been paid pursuant to Section 5.2(j)) the Sellers (the “Damage Cap”).

(d)           Exclusion of Limitations.  Although a representation, warranty or covenant of any of the parties to this Agreement may not be deemed breached, inaccurate or in default unless or until a certain standard (whether as to magnitude of the breach or magnitude of the applicable item, action, obligation or requirement) as to “material”, “materiality” or Material Adverse Effect has been met, for purposes of calculating Damages in connection with this Section 5.2, Damages for a breach, inaccuracy or default of any such representation, warranty or covenant contained in this Agreement shall be measured without giving effect to any such standard.  Additionally, regardless of any disclosure by one party to another, notwithstanding anything herein to the contrary, the limitations on the indemnification obligations set forth in Section 5.2(c) (e.g. the Basket and Damages Cap), shall not apply to any Damages arising directly or indirectly from any of the following (the “Excluded Liabilities”):

(i)            any fraud, deliberate malfeasance, or any intentional breach by any party hereto of any representation, warranty, covenant or obligation of such party;

(ii)           with respect to Sellers, any fees (including legal fees) or commissions or similar payments, based upon any agreement or understanding made, or alleged to have been made, by any Person with Company or Sellers in connection with any of the transactions contemplated by this Agreement;

(iii)          with respect to Sellers, any and all liabilities, obligations and commitments in respect of Company’s 401(k) plan relating to periods prior to the date of this Agreement;

(iv)          with respect to Sellers, any Sales Tax relating to periods prior to the date of this Agreement;

(v)           with respect to Sellers, any matters arising in respect of a breach of Section 2.3;

(vi)          with respect to Buyer, any fees (including legal fees) or commissions or similar payments, based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with any of the transactions contemplated by this Agreement;

(vii)         with respect to Buyer, failure to pay any portion of the Purchase Price when due to Sellers, subject to Section 5.2(j); or

(viii)        with respect to Buyer, any amounts required to be paid by Sellers’ or their spouses pursuant to each such Person’s guarantee of Company’s obligations under that certain Office Lease dated July 15, 1997 by and between Company and Mulberry Properties, Inc., as amended, as a result of any actions or omissions of Buyer or Company following the Closing.

(e)           Survival of Claims.  Notwithstanding anything to the contrary, if, prior to the expiration of the survival period identified in Section 5.1, an Indemnified Person or Seller Indemnified Person makes a Claim for indemnification under this Agreement, then such Indemnified Person’s rights to indemnification under this Section 5.2 for such Claim shall survive any expiration of such representation or warranty.

(f)            Indemnification Procedures.

(i)            Promptly after the receipt by Buyer of notice or discovery of any Claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, Buyer will give Sellers written notice of such Claim, damage, legal action or proceeding in accordance with Section 5.2(h) and Section 6.8.  Buyer may assert a Claim at any time prior to the survival periods set forth in Section 5.1.  Within twenty (20) days of delivery of such written notice, Sellers may, at the expense of Sellers, elect to contest any Claim and, in the case of any Claim involving third parties, prosecute such Claim to conclusion or settlement satisfactory to Sellers using counsel reasonably acceptable to Buyer; provided, that Sellers may not elect to prosecute or settle any such Claim involving third parties if (A) such Claim seeks injunctive relief against Buyer or (B) Damages sought under such Claim, together with Damages sought under any other Claims then in dispute, previously settled or pending, can reasonably be expected to exceed the Damage Cap).  If Sellers make the foregoing election with respect to Claims of third parties, Buyer will have the right to participate at its own expense in all proceedings.  If Sellers do not make such election with respect to Claims of third parties, Buyer shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to Buyer, and will promptly notify Sellers of the progress of any such Claim, will permit Sellers at the sole cost of Sellers to participate in such prosecution or defense and will provide Sellers with reasonable access to all relevant information and documentation relating to the Claim and Buyer’s prosecution or defense thereof.  In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

(ii)           Neither party will compromise or settle any such Claim without the written consent of either Buyer (if Sellers defend the Claim) or Sellers (if Buyer defends the Claim), which consent shall not be unreasonably withheld.

(iii)          The procedures for making a claim for indemnification by a Seller Indemnified Party shall be made in the same manner set forth Section 5.2(f)-(h) with the parties’ responsibilities, covenants and obligations being reversed

(g)           Subrogation.  In the event that any Seller shall be obligated to indemnify any Indemnified Person pursuant to this Agreement, such Seller shall, upon payment of such indemnity in full, be subrogated to all rights of such Indemnified Person with respect to the claim to which such indemnification relates.

(h)           Notice of Claim.  Each notice of a Claim by Buyer pursuant to Section 5.2(f) (a “Notice of Claim”) will be in writing and will contain the following information:

(i)            Buyer’s good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages (which amount may be the amount of Damages claimed by a third party plaintiff in an action brought against Buyer or Company based on alleged facts, which if true, would constitute a breach of Company’s or Sellers’ representations and warranties); and

(ii)           A brief description, in reasonable detail (to the extent reasonably available to Buyer), of the facts, circumstances or events giving rise to the alleged Damages based on Buyer’s good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Buyer), copies of any formal demand or complaint, and a statement as to whether the Damages relate to Company.

(i)            Sales Tax.              Notwithstanding anything to the contrary in this Agreement, and regardless of any disclosure made by Sellers, the parties to this Agreement acknowledge and agree that Company may owe to one or more Governmental Bodies an undetermined amount of state sales and use taxes (including penalties and interest) that was not collected by Company from some of its customers (the “Sales Tax”).  Immediately following the Closing Date, Buyer and Company will use commercially reasonable efforts to collect the Sales Tax from Company’s customers in the manner described on Schedule 5.2(i) attached hereto and to remit such Sales Tax to the appropriate Governmental Body or otherwise determine that the customers have remitted the Sales Tax to the appropriate Governmental Body.  The procedures for collection and payment of the Sales Tax by Buyer and Sellers is set forth on Schedule 5.2(i) attached hereto.

(j)            Set-off.  In addition to any rights of set-off or other rights that Buyer or any of the other Indemnified Persons may have at common law or otherwise, Buyer shall have the right to withhold and deduct any sum that may be owed to any Indemnified Person under this Section 5 from any amount otherwise payable by Buyer to Sellers (including, without limitation, the Adjustment Amount and Deferred Payments), other than amounts payable to Sellers pursuant to the Consulting Agreements.  The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.  Notwithstanding the foregoing, in connection with any claim for indemnification, Buyer must obtain its indemnification in the following order:

(i)            First, as provided in the Escrow Agreement;

(ii)           Second, if the amount available under the Escrow Agreement is insufficient, by a set-off to earned but unpaid Deferred Payments;

(iii)          Third, if the amount available under earned but unpaid Deferred Payments is insufficient, by a set-off to the amounts owed under the Promissory Note;

(iv)          Fourth, if the amount available under the Promissory Note is insufficient, from the Sellers and/or by a set-off of future Deferred Payments.

(k)           Exclusivity Of Indemnification Remedies. The indemnification remedies provided in this Section 5 shall be deemed to be the sole and exclusive remedy of the Indemnified Persons and the Sellers Indemnified Persons for any of their Damages caused by a breach of any representation, warranty, agreement or covenant in this Agreement, other than Buyer’s failure to pay any portion of the Purchase Price when due to Sellers, subject to Section 5.2(j).

(l)            Additional Purchase Price Reduction.  Buyer and Sellers agree that in the event that that certain contract identified on Schedule 5.2(l) is not renewed upon no less favorable terms to Company as previously in effect by the party identified as the customer on such Schedule on or before March 31, 2005, the Purchase Price shall automatically be reduced by the difference between $114,680 and the amount for which such contract is actually renewed (the “Contingent Reduction Amount”).  The Purchase Price shall be deemed to have been reduced by the Contingent Reduction Amount effective as of the date hereof and the Escrow Promissory Note principle amount shall be reduced by the Contingent Reduction Amount, effective as of the date hereof.

6.                                      MISCELLANEOUS

6.1           Governing Law; Dispute Resolution.  The internal laws of the State of Colorado (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  The exclusive jurisdiction and venue for any disputes arising under this Agreement shall be the courts of the State of Colorado, Douglas County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado.

6.2           Assignment; Binding Upon Successors and Assigns.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.3           Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.4           Counterparts.  This Agreement may be executed in counterparts (by original or facsimile signature), each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

6.5           Amendment and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by writing signed by each party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

6.6           No Waiver.  The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

6.7           Expenses.  Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

6.8           Notices.  Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by facsimile on a business day, by mail, postage prepaid, or by reputable overnight courier, and will be deemed given, if delivered personally, upon actual delivery; if delivered by facsimile, upon receipt of confirmation; if mailed by registered or certified mail, on the third business day following deposit in the mails, or, if delivered by overnight courier, on the next business day, addressed as follows:

(a)

If to Buyer:

Evolving Systems, Inc.
9777 Mt. Pyramid Ct. Suite 100
Englewood, CO 80112
Attention: Anita Moseley, General Counsel
Tel: 303.802.2599
Fax: 303.802.1138

with a copy to:

Holme Roberts & Owen LLP
1700 Lincoln St., Suite 4100
Denver, CO 80203-4541
Attention: Charles D. Maguire, Jr., Esq.
(Ph) 303-861-7000
(Fax) 303-866-0200

(b)

If to Sellers:

Peter McGuire
10001 Saddlehorn Lane
Highlands Ranch, Colorado 80130
Phone: (303) 791-4021
Fax: (303) 346-4890

and
Lisa Marie Maxson
3700 S. Ogden
Cherry Hills Village, Colorado 80113
Phone: (303) 393-0172

with a copy to:

Hensley Kim & Edgington, LLC
1660 Lincoln St.
Suite 3050
Denver, Colorado 80264
Attention: Darren R. Hensley, Esq.
Phone: 720-377-0770
Fax: 720-377-0777

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 6.8.

6.9           Stamp Duty.  Any stamp duty, transfer tax or similar tax payable in connection with the transfer of Company Interests by any Seller shall be payable by such Seller.

6.10         Construction of Agreement.  This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party hereto.  A reference to a section, schedule or exhibit will mean a section in, schedule to, or an exhibit to, this Agreement, unless otherwise explicitly set forth.  The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement.  For the purposes of such construction, this Agreement will be considered as a whole.

6.11         Further Assurances.  Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by another party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

6.12         Absence of Third-Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other Person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

6.13         Public Announcement.  Upon or following execution of this Agreement, Buyer may issue a press release, announcing the transaction, and may make such other disclosures regarding the transaction as it reasonably and in good faith determines are required under applicable securities laws and regulatory rules; provided, however, that Buyer shall provide a copy of such press release or disclosure to Sellers at least one business day prior to issuance thereof and shall use its reasonable best efforts to incorporate the comments of Buyer into such press release or disclosure. Company may make such private announcements to its employees and customers as may be approved by Buyer concerning the subject matter of this Agreement that it deems reasonably necessary or advisable to carry into effect the transactions contemplated hereby.

6.14         Entire Agreement.  This Agreement, the Company Ancillary Agreements, the Members Ancillary Agreements, the Buyer Ancillary Agreements, the Company Disclosure Letter and the exhibits and schedules hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

6.15         Sellers Release.  Each Seller (on such party’s behalf and on behalf of such party’s heirs, successors and assigns), hereby forever waives, releases, acquits and forever discharges Company from any and all manner, whatsoever, of actions, suits, claims, damages, judgments, distributions, wages, interests, levies and executions, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which each Seller ever had, has or ever can, shall or may have or claim to have against Company for, upon or by reason of any matter, act or thing occurring prior to the date of this Agreement, including, without limitation, Sellers’ rights to any indemnification from Company pursuant to Company’s Operating Agreement or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EVOLVING SYSTEMS, INC.

By:	/s/ ANITA T. MOSELEY
Name: Anita T. Moseley
Title: Senior Vice President and General Counsel

SELLERS

/s/ PETER MCGUIRE
Peter McGuire

/s/ LISA MARIE MAXSON
Lisa Marie Maxson